Exhibit 23.2






               Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Biogen, Inc. of our report dated January 23, 1996 appearing on page 38 of the Annual Report to Shareholders which is incorporated by reference in Biogen, Inc's. Annual Report on Form 10-K for the year-ended December 31, 1995.



Price Waterhouse LLP
Boston Massachusetts
October 4, 1996